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                                                                    EXHIBIT 11.1

                          INTROGEN THERAPEUTICS, INC.

                  STATEMENT REGARDING COMPUTATION OF PRO FORMA
                               NET LOSS PER SHARE


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
                                                                                      YEAR ENDED
                                                                                    JUNE 30, 1996
                                                                  THREE MONTHS    ------------------
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                      1996
                                                                  -------------
                                                                   (UNAUDITED)
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Weighted average shares outstanding.............................      7,663,758         7,015,961
Effect of preferred stock, common stock, options and warrants issued in twelve months preceding the Company's initial public
  offering......................................................         96,750           109,724
                                                                   ------------
Shares used in computing pro forma net loss per share...........      7,760,508         7,125,685
                                                                   ============
Net loss........................................................   $   (549,765)     $ (1,332,195)
                                                                   ============
Pro forma net loss per share....................................   $       (.07)     $      (0.19)
                                                                   ============
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